EXHIBIT 31(d)

I, Mark R. Bachmann, certify that:

1. I have reviewed this quarterly report on Form 10-Q/A of Zep Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date: December 22, 2009

/s/ Mark R. Bachmann
Mark R. Bachmann Executive Vice President and Chief Financial Officer

[A signed original of this written statement required by Section 302 of the Sarbanes-Oxley Act has been provided to Zep Inc. and will be retained by Zep Inc. and furnished to the Securities and Exchange Commission or its staff upon request.]